0604-0729531

Report of Management on Compliance for
Structured Asset Mortgage Investments II Trust 2005-F3
April 6, 2006

We, as members of management of U.S. Bank National Association (the Trustee) are
responsible for complying with the requirements of the minimum servicing standards set forth in the Pooling Agreement dated November 30, 2005, by and between Structured
Asset Mortgage Investments II Inc., as depositor, and the Trustee as described in
Appendix I (the Servicing Standards). We are also responsible for establishing and maintaining effective internal control over compliance with the Servicing Standards. We have performed an evaluation of the Trustee's compliance with the Servicing Standards for the period from November 30, 2005 to December 31, 2005. Based on this evaluation we assert that for the period from November 30, 2005 to December 31, 2005, the Trustee complied with the Servicing Standards described in Appendix I.

/s/ Maryellen Hunter
Maryellen Hunter
Assistant Vice President

/s/ Bryan R. Calder
Bryan R. Calder
Executive Vice President
Appendix I

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Minimum Servicing Standards

Defined terms have the meanings assigned to them in the Pooling Agreement (the
Pooling Agreement), dated as of November 30, 2005, by and between Structured Asset
Mortgage Investments II Inc., as depositor (the Depositor), and U.S. Bank National
Association, as trustee (the Trustee). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Pooling Agreement.
1. In connection with its receipt of any distribution on the Pooled Certificates on any
Pooled Certificate Distribution Date, the Trustee shall confirm that the aggregate amount of such distribution received is consistent with the Pooled Certificate
Distribution Date Information.
2. If the Trustee receives a Notice of Final Distribution in respect of any of the Pooled
Certificates, the Trustee shall promptly deposit in the Certificate Account the final distribution received upon presentation and surrender of such Pooled Certificates for distribution allocated pro rata among the outstanding Certificates of that Class based upon the respective percentage interests.
3. The Trustee shall cause all distributions received on the related Pooled Certificates and the related Interest Rate Caps by the Trustee in its capacity as holder of the
Pooled Certificates and the Interest Rate Caps, from whatever source, to be deposited directly into the Certificate Account.
4. On each Distribution Date for a Class of Certificates, the Trustee shall apply amounts in the Certificate Account representing Available Funds for that Class of
Certificates in the manner and order of priority:
a. Interest Payments

i. From amounts with respect to interest received on the Pooled Certificates and the Class FA Interest Rate Cap, if any: to the Holders of the Class FA
Certificates as a distributions of interest, the Interest Distribution amount for the Class FA Certificates for such distribution date.
b. Principal Payments

i. From amounts with respect to principal received on the Pooled Certificates, if any, to the holders of the Class FA Certificates as a distributions of principal, until the Current Principal Amount of such Class has been reduced to zero.
All distributions made to Holders of a Class of Certificates on each Distribution
Date shall be allocated pro rata among the outstanding Certificates of that Class based upon their respective Percentage Interests and, except in the case of the final distribution to the Holders of such Class, shall be made to the Holders of record on the related Record Date.
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5. The Trustee may not use funds withdrawn from the Certificate Account for any purpose other than the following purposes:
1. to make distributions in the amounts and in the manner provided for in
Section 3.05 of the Pooling Agreement;

ii. to pay the person or entity entitled thereto any amount deposited in the
Certificate Account in error;

iii. to pay any indemnification payments required to pursuant to Section 5.05(b)
of the Pooling Agreement;

iv. to clear and terminate the Certificate Account upon the termination of the
Pooling Agreement; and

v. to pay itself, as additional compensation, the net reinvestment income permitted to be paid to it as provided in Section 3.03(b) of the Pooling
Agreement.
On each Distribution Date, the Trustee shall withdraw all funds from the Certificate
Account and shall use such funds withdrawn from the Certificate Account only for the purposed described above.
6. If the Trustee has not received a distribution on a class of Pooled Certificates by the
Determination Time, the distribution allocable to such Pooled Certificates will not be made on the applicable Distribution Date, but, if such distribution is received by
1:00 P.M., Eastern Standard Time, on a subsequent Business Day, the Trustee will make the distribution on that Business Day or if received after 1:00 P.M., Eastern
Standard Time, on a Business Day, the Trustee will make the distribution on the next succeeding Business Date, and in neither case will additional interest be paid thereon.
7. All calculations of Available Funds, the Interest Distribution Amount and amounts payable with respect to principal for any Distribution Date shall be performed by the
Trustee in reliance on the information provided to it in the applicable Pooled
Certificate Distribution Date Information obtained from Freddie Mac and any additional written information requested by the Trustee with respect to the Pooled
Certificates and information provided by the Cap Counterparty as to amounts due under the Interest Rate Caps.
8. On each Distribution Date, the Trustee shall prepare and make available to each
Certificateholder, the Depositor and the Rating Agencies, on its website, a statement with respect to such Distribution Date.